Royal Bank of Canada	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-227001

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion. Dated October 21, 2020.

Preliminary Pricing Supplement Dated , 2020 To the Prospectus Dated September 7, 2018 and Prospectus Supplement Dated September 7, 2018	$ Senior Floating Rate Notes, Due Royal Bank of Canada

The notes (the “Notes”) are senior unsecured floating rate notes. Interest and the amount payable upon maturity of the Notes will be paid in cash as described in this pricing supplement.

The Notes will be bail-inable notes (as defined in the accompanying prospectus supplement dated September 7, 2018) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes.

We may not redeem the Notes prior to their maturity. There is no sinking fund for the Notes. All payments on the Notes are subject to our credit risk. The CUSIP number for the Notes is                    .

The Notes will not be listed on any securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” on page P-5 of this pricing supplement and beginning on page S-1 of the prospectus supplement dated September 7, 2018.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	%	$
Underwriting discount	%	$
Proceeds to Royal Bank of Canada	%	$

We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company (“DTC”) (including through its indirect participants Euroclear, Clearstream and CDS Clearing and Depository Services Inc. (“CDS”)) on or about                , 2020, against payment in immediately available funds.

Lead Managers and Joint Book Runners

RBC Capital Markets	Citigroup	Goldman Sachs & Co. LLC

Senior Floating Rate Notes, Due Royal Bank of Canada

TERMS OF THE NOTES

We describe the basic features of the Notes in the sections of the prospectus dated September 7, 2018 called “Description of Debt Securities” and prospectus supplement dated September 7, 2018 called “Description of the Notes We May Offer,” subject to and as modified by the provisions described below.

Issuer:	Royal Bank of Canada (the “Bank”)

Issue:	Senior Global Medium-Term Notes, Series H

Title of Series:	Senior Floating Rate Notes, due

Principal Amount:	US $

Ranking:	Senior

Currency:	U.S. Dollars

Interest Rate:	The interest rate for each period will be equal to the Base Rate plus the Spread.

Base Rate:	USD Compounded SOFR Index, as described herein

Spread:	Plus %

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof.

Pricing Date:	, 2020

Issue Date:	, 2020

Maturity Date:	,

CUSIP / ISIN / Common Code:	/ /

Interest Payment Dates:	Quarterly on the th of each January, April, July, and October beginning January , 2021, subject to the modified following business day convention described below under “Payment Convention.”

Interest Periods:	Each quarterly period from, and including, an Interest Payment Date (or, in the case of the first Interest Period, , 2020) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date), subject to the modified following business day convention described below under “Payment Convention.”

Record Dates for Interest Payments:	The day immediately preceding each Interest Payment Date (or, if the Notes are held in definitive form, the fifteenth calendar day preceding each Interest Payment Date, whether or not a Business Day).

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Senior Floating Rate Notes, Due Royal Bank of Canada

Interest Payment Determination Dates:	The date two U.S. Government Securities Business Days before each Interest Payment Date.

Observation Period:	In respect of each Interest Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date two U.S. Government Securities Business Days preceding the Interest Payment Date (or in the final Interest Period, preceding the Maturity Date).

Payment Convention:	Modified following business day convention as described in the accompanying prospectus supplement dated September 7, 2018 under the captions “Description of the Notes We May Offer—Interest” and “Description of the Notes We May Offer—Interest Rates—Floating Rate Notes—Interest Payment Dates.”

Business Days:	Any weekday that is a U.S. Government Securities Business Day and is not a legal holiday in New York or Toronto and is not a date on which banking institutions in those cities are authorized or required by law or regulation to be closed.

U.S. Government Securities Business Day:	Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Day Count Convention:	Actual / 360

Redemption at our Option:	Not applicable

Canadian Bail-in Powers Acknowledgment:	The Notes are bail-inable notes. See “Specific Terms of the Notes—Agreement with Respect to the Exercise of Canadian Bail-in Powers”.

Repayment at Option of Holder:	Not applicable

Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC, Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC

Calculation Agent:	RBC Capital Markets, LLC

Public Offering Price:	%

Underwriting Discount:	%

Clearance and Settlement:	DTC (including through its indirect participants Euroclear, Clearstream and CDS, as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated September 7, 2018).

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Senior Floating Rate Notes, Due Royal Bank of Canada

Listing:	The Notes will not be listed on any securities exchange or quotation system.

Terms Incorporated in the Master Note:

All of the terms appearing above on pages P-2, P-3 and P-4 under the caption “Terms of the Notes” of this pricing supplement and the terms appearing under the caption “Specific Terms of the Notes” below.

The Notes are part of a series of senior debt securities of the Bank entitled “Senior Global Medium-Term Notes, Series H”. The Notes will have the CUSIP No.        , the ISIN No.        and the Common Code No.         .

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Senior Floating Rate Notes, Due Royal Bank of Canada

RISK FACTORS

An investment in the Notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus, dated September 7, 2018, and the accompanying prospectus supplement, dated September 7, 2018. The Notes are not secured debt. You should carefully consider whether the Notes are suited to your particular circumstances. This pricing supplement should be read together with the accompanying prospectus, dated September 7, 2018, and the accompanying prospectus supplement, dated September 7, 2018. The information in the accompanying prospectus and the accompanying prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement. This section describes certain significant risks relating to an investment in the Notes. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and accompanying prospectus supplement, before investing in the Notes.

Pandemics, epidemics or outbreaks of an infectious disease in Canada or worldwide could have an adverse impact on our business, including changes to the way we operate, and on our financial results and condition, and could result in losses on the Notes and/or adversely affect, potentially materially, your ability to resell your Notes.

Pandemics, epidemics or outbreaks of an infectious disease in Canada or worldwide could have an adverse impact on our business, including changes to the way we operate, and on our financial results and condition. Commencing in Q2 2020, the spread of the COVID-19 pandemic, given its severity and scale, continues to adversely affect our business, some of our clients and also continues to pose risks to the global economy. Governments and regulatory bodies in affected areas have imposed a number of measures designed to contain the pandemic, including widespread business closures, travel restrictions, quarantines, and restrictions on gatherings and events. While a number of containment measures have been gradually eased or lifted across most regions, additional safety precautions and operating protocols aimed at containing the spread of COVID-19 have been and continue to be instituted. Notwithstanding the gradual easing of containment measures, the remaining measures continue to impact global economic activity, including the pace and magnitude of recovery as well as contributing to increased market volatility and changes to the macroeconomic environment. As the impacts of the COVID-19 pandemic continue to materialize, the effects of the disruption on our business strategies and initiatives have been and continue to be adversely impacted, resulting in ongoing effects to our financial results, including the realization of credit, market or operational risk losses.

Governments, monetary authorities, regulators and financial institutions, including us, have taken and continue to take actions in support of the economy and financial system. These actions include fiscal, monetary and other financial measures to increase liquidity, and provide financial aid to individual, small business, commercial and corporate clients. Additionally, regulatory relief measures in support of financial institutions have also been provided.

We are closely monitoring the potential continued effects and impacts of the COVID-19 pandemic, which is a rapidly evolving situation. Uncertainty remains as to the full impacts of COVID-19 on the global economy, financial markets, and us, including on our financial results, regulatory capital and liquidity ratios and ability to meet regulatory and other requirements. The ultimate impacts will depend on future developments that are highly uncertain and cannot be predicted, including the scope, severity, duration and the possibility of subsequent waves of the pandemic, as well as the effectiveness of actions and measures taken by government, monetary and regulatory authorities and other third parties. With respect to client relief programs, we may face challenges, including increased risk of client disputes, litigation, government and regulatory scrutiny as a result of the effects of the COVID-19 pandemic on market and economic conditions and actions government authorities take in response to those actions. We may also face increased operational and reputational risk and financial losses. including higher credit losses amongst other things, depending on the effectiveness of these client relief programs for our individual, small business, commercial and corporate clients. The effectiveness of these programs will depend on the duration and scale of COVID-19 and will differ by region and industry, with varying degrees of benefit to our clients.

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Senior Floating Rate Notes, Due Royal Bank of Canada

The COVID-19 pandemic has and may continue to result in disruptions to our clients and the way in which we conduct our business, including the closure of certain branches, prolonged duration of staff working from home, and changes to our operations due to higher volumes of client requests, as well as disruptions to key suppliers of our goods and services. These factors have adversely impacted, and may continue to adversely impact our business operations and the quality and continuity of service to customers. To date, we have taken proactive measures through our business continuity plans, carefully planning the return to premise for some of our employees, and our crisis management teams have increased their efforts to preserve the well-being of our employees and our ability to serve clients. Additionally, we have launched various relief programs beyond the available government programs to further support our clients in financial need.

In addition to the impact that the COVID-19 pandemic has had and continues to have on our business, it may also continue to increase financial stress on our clients. This in conjunction with operational constraints due to the impacts of social distancing, including but not limited to continued closures or reduced operating hours, lost sales opportunities and/or increased operating costs, could lead to increased pressure on our individual clients as well as on the financial performance of our small business, commercial and corporate clients, which could result in higher than expected credit losses for us.

If the COVID-19 pandemic is prolonged, including the possibility of subsequent waves, or further diseases emerge that give rise to similar effects, the adverse impact on the economy could deepen and result in further volatility and declines in financial markets. Moreover, it remains uncertain how the macroeconomic environment, and societal and business norms will be impacted following this pandemic. Unexpected developments in financial markets, regulatory environments, or consumer behaviour and confidence may also have adverse impacts on our financial results and condition, business operations and reputation, for a substantial period of time.

In virtually all aspects of our operations, our view of risks is not static. Consistent with our Enterprise Risk Management Framework (ERMF), we continue to evaluate top and emerging risks arising from the impacts of the COVID-19 pandemic, including:

•	Information Technology (IT) and Cyber risks have increased as malicious activities are creating more threats for cyberattacks including COVID-19 phishing emails, malware-embedded mobile apps that purport to track infection rates, and targeting of vulnerabilities in remote access platforms as companies continue to operate with work from home arrangements. Our IT and cyber controls are operating effectively and we are continuing to monitor the threat landscape.

•	Privacy, Data and Third Party risks have also been heightened as the use of work from home arrangements have become common practice. As the majority of our employees continue to work from home, we are continuously monitoring and enforcing best practices as we seek to maintain the privacy and confidentiality of all sensitive information. Our security awareness program is required to be completed by each employee annually and includes cyber awareness training on managing risks while working remotely. Third party providers critical to our operations are being monitored for any impact on their ability to deliver services, including vendors of our third party providers.

•	Canadian Housing and Household Indebtedness risks have increased as a result of a rise in unemployment and decline in labour participation. While interest rate cuts, government support programs and relief programs offered by financial institutions have helped and will continue to help many households, concerns related to housing affordability in certain markets and levels of Canadian household debt that were already elevated before the additional challenges brought on by the COVID-19 pandemic, could continue to rise if the COVID-19 pandemic worsens, resulting in, among other things, higher credit losses.

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Senior Floating Rate Notes, Due Royal Bank of Canada

To the extent that the COVID-19 pandemic, or any future epidemics or pandemics, causes material adverse impacts to us, the global economy, and/or financial markets, it could result in losses on the Notes, as well as market volatility and adverse effects on liquidity in the market for the Notes, any of which may affect your ability to resell the Notes.

Investors Are Subject to Our Credit Risk, and Market Perceptions About Our Creditworthiness May Adversely Affect the Market Value of the Notes.

Investors are dependent on our ability to pay all amounts due on the Notes on the interest payment dates and at maturity, and, therefore, investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decrease in the market’s view on or confidence in our creditworthiness is likely to adversely affect the market value of the Notes.

The Market Value of the Notes May Be Influenced by Unpredictable Factors.

The market value of your Notes may fluctuate between the date you purchase them and the Maturity Date. Several factors, many of which are beyond our control, will influence the market value of the Notes. Factors that may influence the market value of the Notes include:

•	supply and demand for the Notes, including inventory positions with the underwriters or any other market-maker;

•	interest rates in the market and expectations about future interest rates;

•	the creditworthiness of the Bank;

•	the time remaining to the maturity of the Notes; and

•	economic, financial, political, regulatory or judicial events that affect financial markets generally.

The Notes Will Not Be Listed on Any Securities Exchange and Secondary Trading May Be Limited.

The Notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Notes. The underwriters may, but are not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which the underwriters are willing to transact. If at any time the underwriters were not to make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.

The Secured Overnight Financing Rate Is a Relatively New Reference Rate and its Composition and Characteristics Are Not the Same as the London Inter-Bank Offered Rate (“LIBOR”).

On June 22, 2017, the Alternative Reference Rates Committee (“ARRC”) convened by the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York identified the Secured Overnight Financing Rate (“SOFR”) as the rate that, in the consensus view of the ARRC, represented best practice for use in certain new U.S. dollar derivatives and other financial contracts. SOFR is a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities, and has been published by the Federal Reserve Bank of New York since April 2018. The Federal Reserve Bank of New York has also begun publishing historical indicative Secured Overnight Financing Rates from 2014. Investors should not rely on any historical changes or trends in SOFR as an indicator of future changes in SOFR.

The composition and characteristics of SOFR are not the same as those of LIBOR, and SOFR is fundamentally different from LIBOR for two key reasons. First, SOFR is a secured rate, while LIBOR is an unsecured rate. Second, SOFR is an overnight rate, while LIBOR is a forward-looking rate that represents interbank funding over different maturities (e.g., three months). As a result, there can be no assurance that SOFR (including USD Compounded SOFR Index) will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global or regional economic, financial, political, regulatory, judicial or other events.

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Senior Floating Rate Notes, Due Royal Bank of Canada

SOFR May Be More Volatile than Other Benchmark or Market Rates.

Since the initial publication of SOFR, daily changes in SOFR have, on occasion, been more volatile than daily changes in other benchmark or market rates, such as USD LIBOR. Although changes in USD Compounded SOFR Index generally are not expected to be as volatile as changes in daily levels of SOFR, the return on and value of the Notes may fluctuate more than floating rate securities that are linked to less volatile rates. In addition, the volatility of SOFR has reflected the underlying volatility of the overnight U.S. Treasury repo market. The Federal Reserve Bank of New York has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the Federal Reserve Bank of New York will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to investors in the Notes.

Any Failure of SOFR to Gain Market Acceptance Could Adversely Affect the Notes.

According to the ARRC, SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to USD LIBOR in part because it is considered a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR a suitable replacement or successor for all of the purposes for which USD LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to gain market acceptance could adversely affect the return on and value of the Notes and the price at which investors can sell the Notes in the secondary market.

In addition, if SOFR does not prove to be widely used as a benchmark in securities that are similar or comparable to the Notes, the trading price of the Notes may be lower than those of securities that are linked to rates that are more widely used. Similarly, market terms for floating-rate debt securities linked to SOFR, such as the spread over the base rate reflected in interest rate provisions or the manner of compounding the base rate, may evolve over time, and trading prices of the Notes may be lower than those of later-issued SOFR-based debt securities as a result. Investors in the Notes may not be able to sell the Notes at all or may not be able to sell the Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The Interest Rate on the Notes is Based on a USD Compounded SOFR Index Rate and the SOFR Index, which is Relatively New in the Marketplace.

For each Interest Period, the interest rate on the Notes is based on USD Compounded SOFR Index, which is calculated using the SOFR Index (as defined herein) published by the Federal Reserve Bank of New York according to the specific formula described under “Specific Terms of the Notes—USD Compounded SOFR Index”, not the SOFR rate published on or in respect of a particular date during such Interest Period or an arithmetic average of SOFR rates during such period. For this and other reasons, the interest rate on the Notes during any Interest Period will not necessarily be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during an Interest Period is negative, its contribution to the SOFR Index will be less than one, resulting in a reduction to USD Compounded SOFR Index used to calculate the interest payable on the Notes on the Interest Payment Date for such Interest Period.

Very limited market precedent exists for securities that use SOFR as the interest rate and the method for calculating an interest rate based upon SOFR in those precedents varies. In addition, the Federal Reserve Bank of New York only began publishing the SOFR Index on March 2, 2020. Accordingly, the use of the SOFR Index or the specific formula for the USD Compounded SOFR Index rate used in the Notes may not be widely adopted by other market participants, if at all. If the market adopts a different calculation method, that would likely adversely affect the market value of the Notes.

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Senior Floating Rate Notes, Due Royal Bank of Canada

USD Compounded SOFR Index with Respect to a Particular Interest Period Will Only be Capable of Being Determined Near the End of the Relevant Interest Period.

The level of USD Compounded SOFR Index applicable to a particular Interest Period and, therefore, the amount of interest payable with respect to such Interest Period will be determined on the Interest Payment Determination Date for such Interest Period. Because each such date is near the end of such Interest Period, you will not know the amount of interest payable with respect to a particular Interest Period until shortly prior to the related Interest Payment Date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such Interest Payment Date. In addition, some investors may be unwilling or unable to trade the Notes without changes to their information technology systems, both of which could adversely impact the liquidity and trading price of the Notes.

The SOFR Index May be Modified or Discontinued and the Notes May Bear Interest by Reference to a Rate Other than USD Compounded SOFR Index, which Could Adversely Affect the Value of the Notes.

The SOFR Index is published by the Federal Reserve Bank of New York based on data received by it from sources other than us, and we have no control over its methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time. There can be no guarantee, particularly given its relatively recent introduction, that the SOFR Index will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Notes. If the manner in which the SOFR Index is calculated, including the manner in which SOFR is calculated, is changed, that change may result in a reduction in the amount of interest payable on the Notes and the trading prices of the Notes. In addition, the Federal Reserve Bank of New York may withdraw, modify or amend the published SOFR Index or SOFR data in its sole discretion and without notice. The interest rate for any Interest Period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that Interest Period has been determined.

If we or our designee determines that a Benchmark Transition Event (as defined herein) and its related Benchmark Replacement Date (as defined herein) have occurred in respect of the SOFR Index, then the interest rate on the Notes will no longer be determined by reference to the SOFR Index, but instead will be determined by reference to a different rate, plus a spread adjustment, which we refer to as a “Benchmark Replacement,” as further described under the caption “Specific Terms of the Notes—USD Compounded SOFR Index.”

If a particular Benchmark Replacement (as defined herein) or Benchmark Replacement Adjustment (as defined herein) cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (as defined herein) (such as the ARRC), (ii) the International Swaps and Derivatives Association (“ISDA”) or (iii) in certain circumstances, us or our designee. In addition, the terms of the Notes expressly authorize us or our designee to make Benchmark Replacement Conforming Changes with respect to, among other things, changes to the definition of “Interest Period”, the timing and frequency of determining rates and making payments of interest and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate on the Notes by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes (as defined herein) and any other determinations, decisions or elections that may be made under the terms of the Notes in connection with a Benchmark Transition Event, could adversely affect the value of the Notes, the return on the Notes and the price at which you can sell such Notes.

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In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of USD Compounded SOFR Index, the Benchmark Replacement may not be the economic equivalent of USD Compounded SOFR Index, there can be no assurance that the Benchmark Replacement will perform in the same way as USD Compounded SOFR Index would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for USD Compounded SOFR Index (each of which means that a Benchmark Transition Event could adversely affect the value of the Notes, the return on the Notes and the price at which you can sell the Notes), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the Notes, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement may not be predicted based on historical performance, (iv) the secondary trading market for Notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so.

We or Our Designee Will Make Determinations with respect to the Notes.

We or our designee will make certain determinations with respect to the Notes as further described under the caption “Specific Terms of the Notes.” In addition, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, we or our designee will make certain determinations with respect to the Notes in our or our designee’s sole discretion as further described under the caption “Specific Terms of the Notes—USD Compounded SOFR Index.” Any of these determinations may adversely affect the value of the Notes, the return on the Notes and the price at which you can sell such Notes. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to Compounded SOFR Index or the occurrence or non-occurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes. These potentially subjective determinations may adversely affect the value of the Notes, the return on the Notes and the price at which you can sell such Notes. For further information regarding these types of determinations, see “Specific Terms of the Notes—USD Compounded SOFR Index.”

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Senior Floating Rate Notes, Due Royal Bank of Canada

SPECIFIC TERMS OF THE NOTES

Please note that in this section entitled “Specific Terms of the Notes,” references to “holders” mean those who own Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in Notes registered in street name or in Notes issued in book-entry form through DTC or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement, dated September 7, 2018, and “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus, dated September 7, 2018.

The Notes are part of a series of senior debt securities entitled “Senior Global Medium-Term Notes, Series H,” that we may issue under our senior indenture, dated as of October 23, 2003, between the Bank and The Bank of New York Mellon, as successor to the corporate trust business of JPMorgan Chase Bank, N.A., as trustee, as supplemented by a first supplemental indenture, dated as of July 21, 2006, by a second supplemental indenture, dated as of February 28, 2007, and by a third supplemental indenture, dated as of September 7, 2018 and as further amended, from time to time (the “indenture”). The Notes are described in the accompanying prospectus supplement. This pricing supplement summarizes financial and other terms that apply to the Notes. We describe terms that apply generally to all Series H Medium-Term Notes in “Description of the Notes We May Offer” in the accompanying prospectus supplement. The terms described in this pricing supplement, and should be read in conjunction with, those described in the accompanying prospectus and accompanying prospectus supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to the Bank on the front cover of this pricing supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

In addition to the terms described on the front and inside cover of this pricing supplement, the following specific terms will apply to the Notes:

Interest

The interest rate on the Notes for each period will be equal to USD Compounded SOFR Index (as defined herein) plus a margin of                basis points. Interest will be payable quarterly in arrears on January        , April        , July         and October          of each year, beginning on January        , 2021 (each, an “Interest Payment Date”) and ending on the Maturity Date; provided, that if any scheduled Interest Payment Date, other than the Maturity Date, would fall on a day that is not a Business Day, the Interest Payment Date will be postponed to the next succeeding Business Day, except that if that Business Day falls in the next succeeding calendar month, the Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, but interest on that payment will not accrue during the period from and after the Maturity Date.

Each Interest Period on the Notes will begin on (and include) an Interest Payment Date (or, in the case of the first Interest Period,                , 2020) and end on (but exclude) the following Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date).

As further described herein, the amount of interest accrued and payable on the Notes for each Interest Period will be equal to the product of (i) the outstanding principal amount of the Notes multiplied by (ii) the product of (a) the Interest Rate for the relevant Interest Period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period divided by 360.

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The regular record dates for the Notes will be the close of business on the day immediately preceding each Interest Payment Date (or, if the Notes are held in definitive form, the 15th calendar day preceding each Interest Payment Date, whether or not a Business Day).

Secured Overnight Financing Rate and the SOFR Index

SOFR is published by the Federal Reserve Bank of New York and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities.

The SOFR Index is published by the Federal Reserve Bank of New York and measures the cumulative impact of compounding SOFR on a unit of investment over time, with the initial value set to 1.00000000 on April 2, 2018, the first value date of SOFR. The SOFR Index value reflects the effect of compounding SOFR each business day and allows the calculation of compounded SOFR averages over custom time periods.

The Federal Reserve Bank of New York notes on its publication page for the SOFR Index that use of the SOFR Index is subject to important limitations, indemnification obligations and disclaimers, including that the Federal Reserve Bank of New York may alter the methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time without notice.

USD Compounded SOFR Index

The interest rate on the Notes for each Interest Period will be equal to USD Compounded SOFR Index (as defined herein) plus a margin of basis points. “USD Compounded SOFR Index” will be determined by the Calculation Agent in accordance with the following formula:

where:

“SOFR IndexStart = For periods other than the initial Interest Period, the SOFR Index value on the preceding Interest Payment Determination Date (i.e., the day that is two U.S. Government Securities Business Days preceding the first date of the relevant Interest Period), and, for the initial Interest Period, the SOFR Index value on ,2020;

“SOFR IndexEnd = The SOFR Index value on the Interest Payment Determination Date relating to the applicable Interest Payment Date (or in the final Interest Period, relating to the Maturity Date) (i.e., the day that is two U.S. Government Securities Business Days preceding the applicable Interest Payment Date or, in the case of the final Interest Period, preceding the Maturity Date); and

“d” is the number of calendar days in the relevant Observation Period.

For purposes of determining USD Compounded SOFR Index, “SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1)	the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); provided that:

(2)	if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then USD Compounded SOFR Index shall be the rate determined pursuant to the “SOFR Index Unavailable” provisions described below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then USD Compounded SOFR Index shall be the rate determined pursuant to the “Effect of a Benchmark Transition Event” provisions described below.

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Notwithstanding anything to the contrary in the documentation relating to the Notes, if we or our designee determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to determining the then-current Benchmark, then the benchmark replacement provisions set forth will thereafter apply to all determinations of the rate of interest payable on the Notes.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest payable for each Interest Period on the Notes will be an annual rate equal to the sum of the Benchmark Replacement (as defined below) and the applicable margin.

SOFR Index Unavailable Provisions

If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “USD Compounded SOFR Index” means, for the applicable Interest Period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If the daily SOFR (“SOFRi”) does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

Effect of Benchmark Transition Event

(a) Benchmark Replacement. If we or our designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time (as defined herein) in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes in respect of such determination on such date and all determinations on all subsequent dates.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, we or our designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

(c) Decisions and Determinations. Any determination, decision or election that may be made by our designee or us pursuant to the benchmark replacement provisions described herein, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding absent manifest error;

•	if made by us, will be made in our sole discretion;

•	if made by our designee, will be made after consultation with us, and the designee will not make any such determination, decision or election to which we object; and

•	shall become effective without consent from any other party.

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Any determination, decision or election pursuant to the benchmark replacement provisions not made by our designee will be made by us on the basis as described above. The designee shall have no liability for not making any such determination, decision or election. In addition, we may designate an entity (which may be our affiliate) to make any determination, decision or election that we have the right to make in connection with the benchmark replacement provisions set forth in this pricing supplement.

Certain Defined Terms. As used herein:

“Benchmark” means, initially, USD Compounded SOFR Index, as such term is defined above; provided that if we or our designee determine on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to USD Compounded SOFR Index (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1)	the sum of: (a) an alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(3)	provided that if (i) the Benchmark Replacement cannot be determined in accordance with clause (1) or (2) above as of the Benchmark Replacement Date or (ii) we or our designee shall have determined that the ISDA Fallback Rate determined in accordance with clause (2) above is not an industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time, then the Benchmark Replacement shall be the sum of: (a) the alternate rate of interest that has been selected by us or our designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1)	the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)	the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or our designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of Interest Period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that we or our designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we or our designee decides that adoption of any portion of such market practice is not administratively feasible or if we or our designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as we or our designee determines is reasonably practicable).

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“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)	a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Interest Payment Determination Date” means the date two U.S. Government Securities Business Days before each Interest Payment Date.

“Observation Period” means, in respect of each Interest Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Period (or in the final Interest Period, preceding the Maturity Date).

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

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“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is USD Compounded SOFR Index, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not USD Compounded SOFR Index, the time determined by us or our designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Defeasance

There shall be no defeasance, full or covenant, applicable to the Notes.

Payment at Maturity

At maturity you will receive an amount equal to the principal of your Notes plus any accrued and unpaid interest.

Manner of Payment and Delivery

Any payment on the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Calculation Agent

Please note that RBC Capital Markets, LLC is currently serving as the calculation agent for the Notes. We may change the calculation agent for the Notes at any time without notice and RBC Capital Markets, LLC may resign as calculation agent at any time upon sixty (60) days’ written notice to the Bank.

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Agreement with Respect to the Exercise of Canadian Bail-in Powers

By its acquisition of an interest in any Note, each holder or beneficial owner of that Note is deemed to (i) agree to be bound, in respect of that Note, by the CDIC Act, including the conversion of that Note, in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the CDIC Act and the variation or extinguishment of that Note in consequence, and by the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to that Note; (ii) attorn and submit to the jurisdiction of the courts in the Province of Ontario with respect to the CDIC Act and those laws; (iii) have represented and warranted to the Bank that the Bank has not directly or indirectly provided financing to the holder for the express purpose of investing in the Note; and (iv) acknowledge and agree that the terms referred to in paragraphs (i) and (ii), above, are binding on that holder or beneficial owner despite any provisions in the indenture or that Note, any other law that governs that Note and any other agreement, arrangement or understanding between that holder or beneficial owner and the Bank with respect to that Note.

Holders and beneficial owners of any Note will have no further rights in respect of that Note to the extent that Note is converted in a bail-in conversion, other than those provided under the bail-in regime, and by its acquisition of an interest in any Note, each holder or beneficial owner of that Note is deemed to irrevocably consent to the converted portion of the principal amount of that Note and any accrued and unpaid interest thereon being deemed paid in full by the Bank by the issuance of common shares of the Bank (or, if applicable, any of its affiliates) upon the occurrence of a bail-in conversion, which bail-in conversion will occur without any further action on the part of that holder or beneficial owner or the trustee; provided that, for the avoidance of doubt, this consent will not limit or otherwise affect any rights that holders or beneficial owners may have under the bail-in regime.

See “Description of Notes We May Offer―Special Provisions Related to Bail-inable Notes” in the accompanying prospectus supplement dated September 7, 2018 for a description of provisions applicable to the Notes as a result of Canadian bail-in powers.

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ADDITIONAL AMOUNTS

We will pay any amounts to be paid by us on the Notes without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Notes, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a Note, or of a right to receive payment in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of any taxes imposed because the beneficial owner or Payment Recipient:

(i)	is someone with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)	is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof other than by reason of the holder’s activity in connection with purchasing such Note, the holding of such Note or the receipt of payments thereunder;

(iii)	is, or does not deal at arm’s length with a person who is, a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of the Bank;

(iv)	presents such Note for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a Note for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any Note means:

(a)	the due date for payment thereof, or

(b)	if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Notes in accordance with the indenture;

(v)	could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or

(vi)	is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Sections 1471 through 1474 of the United States Internal Revenue Code of 1986 (or any successor provisions) (the “Internal Revenue Code”), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.

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For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Notes.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee. We will indemnify and hold harmless each holder of Notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

SUPPLEMENTAL TAX CONSIDERATIONS

The following does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The discussion below supplements the discussion under “Tax Consequences—United States Taxation” in the accompanying prospectus, dated September 7, 2018, and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a U.S. holder (as defined in the accompanying prospectus). If you are not a U.S. holder, please consult your own tax advisor.

In the opinion of our counsel, Sullivan & Cromwell LLP, your Notes should be treated as variable rate debt instruments for United States federal income tax purposes. Under this characterization, you should include the interest payments on the Notes in ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes, and recognize capital gain or loss on the sale or retirement of your Notes equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which should be treated as interest payments), and your tax basis in your Notes.

For a further discussion of the variable rate debt instrument rules, please see the discussion under the heading “Tax Consequences—United States Taxation—Original Issue Discount—Variable Rate Debt Securities” in the accompanying prospectus.

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CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

For a discussion of the Canadian federal income tax consequences of owning the Notes, please see the section “Tax Consequences—Canadian Taxation” in the accompanying prospectus, dated September 7, 2018 and the section “Certain Income Tax Consequences—Canadian Taxation” in the accompanying prospectus supplement, dated September 7, 2018.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the debt securities.

Any purchaser or holder of debt securities or any interest therein will be deemed to have represented (both on behalf of itself and any plan) by its purchase and holding of the debt securities that either (1) it is not a plan and is not purchasing those debt securities on behalf of or with “plan assets” of any plan or (2) the purchase and holding of the debt securities will not constitute a non-exempt prohibited transaction under ERISA or the Internal Revenue Code. In addition, any purchaser or holder of debt securities or any interest therein which is a non-ERISA arrangement will be deemed to have represented by its purchase or holding or, if applicable, exchange of the debt securities that its purchase and holding will not violate the provisions of any similar law.

For a further discussion of benefit plan investor considerations, please see the discussion under the heading “Benefit Plan Investor Considerations” in the accompanying prospectus, dated September 7, 2018.

CLEARANCE AND SETTLEMENT

The Notes will settle through DTC, and its indirect participants Euroclear, Clearstream and CDS. For a description of DTC, Euroclear, Clearstream and CDS, see “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus, dated September 7, 2018.

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SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have entered into a terms agreement, dated October , 2020, with the underwriters pursuant to the Distribution Agreement, dated September 7, 2018, among us and the agents party thereto for the purchase and sale of the Notes. We have agreed to sell to each of the underwriters, and each of the underwriters has agreed to purchase from us, the principal amount of the Notes shown opposite its name at the public offering price set forth above.

Name	Principal Amount of the Notes
RBC Capital Markets, LLC	$
Citigroup Global Markets Inc.	$
Goldman Sachs & Co. LLC	$
Total	$

The underwriters may sell the Notes to certain dealers at the public offering price, less a concession that will not exceed % of their principal amount. The underwriters and those dealers may resell the Notes to other dealers at a reallowance discount that will not exceed % of their principal amount. After the initial offering of the Notes, the concession and reallowance discounts on the Notes may change. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that the total offering expenses for the Notes, excluding underwriting discounts and commissions, will be approximately $ .

Subject to the terms and conditions of the terms agreement, the underwriters have agreed to purchase the Notes as principal, for their own account at a purchase price equal to the issue price specified on the front cover of this pricing supplement, less an underwriting discount of %. To the extent the underwriters resell Notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the Notes as such term is defined in the Securities Act of 1933, as amended. The underwriters have advised us that, if they are unable to sell all the Notes at the public offering price, the underwriters propose to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale.

In the future, the underwriters may repurchase and resell the Notes in market-making transactions. For more information about the plan of distribution, the Distribution Agreement (of which the terms agreement forms a part) and possible market-making activities; see “Supplemental Plan of Distribution” in the accompanying prospectus supplement dated September 7, 2018.

We expect that delivery of the Notes will be made against payment therefor on , 2020, which is the scheduled business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle no later than two business days after the trade date, unless the parties to any such trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade Notes on any date more than two business days prior to delivery of the Notes hereunder will be required, by virtue of the fact that the Notes will initially settle in three business days (T + 3) to specify alternative settlement arrangements to prevent a failed settlement.

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Conflicts of Interest

RBC Capital Markets, LLC is our affiliate, and is deemed to have a conflict of interest under Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. The underwriters are members of FINRA. RBC Capital Markets, LLC is not permitted to sell the Notes to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area. European Economic Area and the United Kingdom. PROHIBITION OF SALES TO EEA AND UK RETAIL INVESTORS. The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area (“EEA”) or the United Kingdom (“UK”). For these purposes, the expression “offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (b) a customer, within the meaning of Insurance Distribution Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in the Prospectus Directive. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or the UK has been prepared, and therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA or the UK may be unlawful under the PRIIPs Regulation. This pricing supplement has been prepared on the basis that any offer of Notes in any Member State of the EEA or the UK will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes. This pricing supplement is not a prospectus for the purposes of the Prospectus Directive.

United Kingdom. This pricing supplement and any other material in relation to the Notes are only being distributed to, and are only directed at, persons in the UK that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The Notes are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such Notes will be engaged in only with, relevant persons. This pricing supplement and its contents should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the UK. Any person in the UK that is not a relevant person should not act or rely on this pricing supplement or any of its contents.

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Hong Kong. The Notes may not be offered or sold in Hong Kong by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (b) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (c) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore. This pricing supplement and the accompanying prospectus and prospectus supplement have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement, the accompanying prospectus and prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (b) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) or Section 276(4)(i)(B) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notification under Section 309B(1)(c) of the SFA. The Bank has determined that the Notes are (a) prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and (b) Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

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Switzerland. The Notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this pricing supplement, the accompanying prospectus and prospectus supplement nor other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the Notes may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This pricing supplement, the accompanying prospectus or prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this pricing supplement, the accompanying prospectus or prospectus supplement or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions.

Japan. The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Canada. Sales into Canada are permitted.

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VALIDITY OF NOTES

The validity of the Notes will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, as to matters of New York law, and by Norton Rose Fulbright Canada LLP, Toronto, Ontario, as to matters of Canadian law and applicable matters of Ontario law. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

You should read this pricing supplement, together with the documents listed below, which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

•	Series H MTN prospectus supplement dated September 7, 2018: https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm

•	Prospectus dated September 7, 2018: https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm

Our Central Index Key, or CIK, on the SEC Website is 1000275.

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